Exhibit 99.1
Contact: Dan L. Greenfield
412- 394-3004
Allegheny Technologies Second Quarter 2008 Earnings
To Be Better Than Expected
Pittsburgh, PA, July 14, 2008 — Allegheny Technologies Incorporated (NYSE: ATI) expects second quarter 2008 earnings to be in the range of $1.65 to $1.67 per share, including a $0.11 per share one-time net tax benefit. ATI had previously said that it expected second quarter earnings to be somewhat higher than the $1.40 per share achieved in the first quarter 2008.
“ATI is benefiting from the ongoing transformation of the Company, and our product, market, and geographic diversification,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “In addition, our enterprise risk management programs are reducing the impact of volatile input costs on our earnings results. Our transformation and diversification strategies are designed to position ATI for growth and improved earnings, as well as providing stability of earnings and cash flows through market cycles.”
ATI will provide live Internet listening access to its conference call with investors and analysts scheduled for July 23, 2008 at 1 p.m. ET. The conference call will be conducted after the Company’s planned release of second quarter 2008 results. The conference call will be broadcast at www.alleghenytechnologies.com. To access the broadcast, go to the home page and select “Conference Call”. In addition, the conference call will be broadcast through CCBN.com. Replay of the conference call will be available on the Allegheny Technologies website.
Building the World’s Best Specialty Metals Company™
 Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during 2007. ATI has approximately 9,700 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, grain-oriented electrical steel, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.
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